Exhibit 99.1

Contact:	Beth S. Courtney
Seigenthaler Public Relations, Inc.
(615)400-5087
(615)327-7999
bcourtney@seigenthaler.com

Tennessee Commerce Bancorp Announces Delay

in Filing of 2007 Form 10-K

Franklin, Tenn. (March 7, 2008) — Tennessee Commerce Bancorp, Inc. (NasdaqGM: TNCC) today announced that it will delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2007.  Management does not anticipate that the company will file the Form 10-K on or before the deadline of March 17, 2008 or within any permitted extension period.

As a result of the increase in its market capitalization measured as of June 30, 2007, Tennessee Commerce Bancorp is required for the first time, in connection with its 2007 financial statements, to accelerate the timing of the filing of its Form 10-K and comply with the extensive requirements of Sarbanes-Oxley as to internal controls.  The compliance process required management of Tennessee Commerce Bancorp to assess the effectiveness of its internal control over financial reporting and required the Audit Committee of the Board of Directors to engage the independent auditors to audit not only the company’s financial statements but also its internal controls.  Through this process, the company’s management and auditors have identified material weaknesses in the company’s internal controls.

Tennessee Commerce Bancorp has no reason to believe that the identified internal control deficiencies will impact its previously reported financial results for the quarter and the year ended December 31, 2007.  The company can provide no assurance, however, that additional control deficiencies will not be reported when its Form 10-K is filed.

“Regulatory compliance is a priority of Tennessee Commerce Bancorp and the management of the company takes any identified or perceived weaknesses in its policies very seriously,” said Arthur Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp. “We are committed to working closely with the auditors to address each of the matters brought to our attention.”

Tennessee Commerce Bancorp’s Chief Financial Officer, George W. Fort, has been placed on paid administrative leave but is expected to participate in the ongoing assessment efforts.  In Mr. Fort’s absence, Chief Administrative Officer H. Lamar Cox, who served as the company’s CFO from January 2000 until August 2005, will serve as acting CFO.

Initial policy changes to strengthen internal controls have been implemented and the Audit Committee of the company’s Board of Directors is working with independent auditors to reassess internal controls.  Tennessee Commerce Bancorp intends to file the Form 10-K with the Securities and Exchange Commission as soon as possible following the completion of this reassessment process.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.